PLEASE REFER TO:  A.S. Henshaw
                  File #: 194990

August 22, 2000

Board of Directors
A Sure eCommerce, Inc.
2240-885 West Georgia Street
Vancouver, BC, V6C 3E8

Dear Sirs:

We consent to the incorporation of our report dated August 11, 2000, relating to the reviewed financial statements for period ending May 31, 2000 and our report dated June 19, 2000, relating to the audited financial statements for period ending August 31, 1999 of A Sure eCommerce, Inc., in the registration statement on S-3 of Hertz Technology Group, Inc. to be filed with the Securities and Exchange Commission.


Pannell Kerr Forster

CHARTERED ACCOUNTANTS
Vancouver, Canada

XW/dm